Exhibit 99.1

Energy Focus Appoints Tod Nestor as President and Chief Financial Officer

SOLON, Ohio, June 27, 2019 (GLOBE NEWSWIRE) -- Energy Focus, Inc. (NASDAQ: EFOI), a leader in LED lighting technologies, today announced that Tod A. Nestor will join the Company as its President, Chief Financial Officer and Secretary on July 1, 2019.

Mr. Nestor is a senior operating and financial executive with over 30 years of strategic leadership in corporate finance, business strategy, mergers and acquisitions, and turnarounds with public and privately-held companies. He brings to Energy Focus global financial and operational management experience from startups to Fortune 500 companies across multiple industries.

From 2017 to 2018, Mr. Nestor served as Executive Vice President and Chief Financial Officer of Alumni Ventures Group, a Manchester, New Hampshire based venture capital firm with the most active global transaction volume according to PitchBook. Between 2013 and 2016, Mr. Nestor served as the Chief Financial Officer of Merchants Automotive Group, Inc., a privately held, $300 million fleet management, short-term rental, automobile retail and consumer financing company.

Previously, Mr. Nestor also served as Senior Vice President and Chief Financial Officer of The Penn Traffic Company, a $1.5 billion publicly traded grocery distribution company, and Chief Financial Officer for Fairway Holdings Corp., a privately held, $750 million iconic grocery store chain based in the greater New York City region. Earlier in his career, Mr. Nestor held other senior leadership roles across a wide array of functions in large organizations such as American Eagle Outfitters, HJ Heinz, and WR Grace.

Mr. Nestor received a Bachelor of Business Administration degree in Accounting from the University of Notre Dame and an MBA in Finance and Entrepreneurial Management from The Wharton School of the University of Pennsylvania. He is also a licensed Certified Public Accountant (CPA), Certified Management Account (CMA), Certified Financial Manager (CFM), and Chartered Financial Analyst (CFA).

“We are thrilled to have an exceptional leader such as Tod join us as we continue to execute our growth plans post recent management transition beginning this past April,” said James Tu, Chairman and CEO of Energy Focus. “Tod’s multifaceted financial management experience coupled with highly successful execution history in companies from a wide range of industries — from venture capital to consumer products, and from services to technologies — will significantly strengthen our financial operations and internal processes and help realize Energy Focus’ vision to become a trusted and impactful LED lighting leader.”

“I am very honored and excited to join James and the entire team to build Energy Focus into a pre-eminent LED lighting company in the world,” said Mr. Nestor. “The Company has the highest quality products and the most customer-centric innovations in an industry that has now become mainstream

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

with customers. I look forward to building top-tier finance and other functional teams with passionate and talented people as well as rigorous processes and systems to support our ambitious goals.”

About Energy Focus

Energy Focus is an industry-leading innovator of energy-efficient LED lighting technologies. As the pioneer of direct-wire LED tubes and creator of the first UL-verified low flicker LED products, Energy Focus products provide extensive energy and maintenance savings, and aesthetics, safety, health, and sustainability benefits over conventional lighting. Since 2007, the accumulated failure rate of our LED products has been well less than 0.1%, meaning over 99.9% of the millions of products we sold are still working today. Our customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies.

Energy Focus is headquartered in Solon, Ohio. To learn more about Energy Focus, please call 1-800-327-7877 or visit our website at www.energyfocus.com
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Media Contact:
Ashley Tolfo
Energy Focus, Inc.
(800) 327-7877
atolfo@energyfocus.com

Investor Contacts:
Satya Chillara
Darrow Associates, Inc.
(510) 396-2776
ir@energyfocus.com

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877